Exhibit 3.68

Delaware	Page 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “WLH PRADO LLC”, FILED IN THIS OFFICE ON THE FIFTH DAY OF MARCH, A.D. 2018, AT 8:32 O’CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

6783159 8100	Authentication: 202261578
SR# 20181717014	Date: 03-06-18

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:32 PM 03/05/2018
FILED 08:32 PM 03/05/2018
SR 20181717014 - File Number 6783159

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF

WLH PRADO LLC

This Certificate of Formation of WLH Prado LLC is being executed by the undersigned for the purpose of forming a limited liability company under the Limited Liability Company Act of the State of Delaware.

1.	Name. The name of the limited liability company formed hereby is: WLH Prado LLC.

2.	Registered Office. The address of its registered office in the State of Delaware is 251 Little Falls Drive in the City of Wilmington, County of New Castle, Delaware 19808.

3.	Registered Agent. The name and address of its registered office and the name of its registered agent required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 251 Little Falls Drive in the City of Wilmington, County of New Castle, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of WLH Prado LLC this 5th day of March, 2018.

/s/ Jason R. Liljestrom
Jason R. Liljestrom, Authorized Person